Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2014

Syracuse, New York — (Business Wire) — May 6, 2014 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the first quarter ended March 30, 2014. The Company also updated its annual guidance to reflect an accelerated remodeling plan this year.

Highlights for the first quarter of 2014 versus the first quarter of 2013 include:

▪	Restaurant sales decreased 3.0% to $151.5 million from $156.1 million;

▪	Comparable restaurant sales decreased 2.5% reflecting the widespread effect of severe winter weather compared to a 1.0% increase in the prior year period;

▪
Net loss was $7.4 million, or $0.32 per diluted share, compared to a net loss of $5.2 million, or $0.23 per diluted share, in the prior year period, and was higher mostly due to timing differences caused by legislative delays extending WOTC tax incentives in both years;

▪
The net loss included impairment and other lease charges in both years, and EEOC litigation costs in 2013. Such charges totaled $0.6 million and $0.7 million in the first quarter of 2014 and 2013, respectively, or $0.02 per diluted share after tax in both periods;

▪	Restaurant-level EBITDA (a non-GAAP financial measure) totaled $13.2 million compared to $11.8 million in the first quarter of 2013, and restaurant-level EBITDA margin increased 113 basis points; and

▪
Adjusted EBITDA (a non-GAAP financial measure) was $3.2 million compared to $3.3 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-level EBITDA to loss from operations in the tables at the end of this release).

As of March 30, 2014, Carrols owned and operated 560 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, "Our comparable restaurant sales decrease was a direct consequence of the severe and persistent winter weather that affected many of our markets throughout the first quarter. Despite top-line challenges from the weather, both restaurant-level EBITDA and our restaurant-level EBITDA margin increased compared to the first quarter of 2013 due to improved financial performance at the restaurants that we acquired from Burger King in 2012. These restaurants contributed $3.9 million to restaurant-level EBITDA in the first quarter of 2014, 126% higher than in the prior year period."

Accordino continued, "The QSR segment remains intensely competitive with aggressive marketing and focused promotions. We continue to address the needs of our economically sensitive customer with our value offerings, while maintaining a balanced marketing approach with compelling limited-time offers and premium products. More impactful product launches and promotions such as the BIG KING™ sandwich and KING DEALS®, along with enhancing the brand experience through our remodeling program, help ensure that we deliver on guest expectations. Despite the slow start to 2014, we anticipate that both our sales trends and margins will improve over the course of the year."

First Quarter 2014 Financial Results

Restaurant sales decreased 3.0% to $151.5 million in the first quarter of 2014 compared to $156.1 million in the first quarter of 2013 primarily due to a 2.5% comparable restaurant sales decrease and to a lesser extent, 11 fewer restaurants in operation as of the end of the quarter. Comparable restaurant sales decreased 2.5% on an overall basis including a decrease of 1.8% at legacy restaurants and a 3.4% decrease at the 2012 acquired restaurants. Both groups were significantly impacted by the severe winter weather. Average check was 4.2% higher while customer traffic decreased 6.7%.

Adjusted EBITDA was $3.2 million in the first quarter of 2014 compared to $3.3 million in the first quarter of 2013, or 2.1% of restaurant sales in both years. Restaurant-level EBITDA increased $1.4 million to $13.2 million from $11.8 million in the prior year quarter. Restaurant-level EBITDA margin increased to 8.7% from 7.6% in the first quarter of 2013, reflecting a 2.5% cost of sales improvement (as a percentage of sales) with a 4.2% decrease at the 2012 acquired restaurants.

General and administrative expenses were $10.3 million in the first quarter of 2014, or 6.8% of restaurant sales, compared to $9.1 million in the first quarter of 2013, or 5.8% of restaurant sales. This increase reflected the elimination of payments from Fiesta Restaurant Group following their transition of administrative functions which was completed during the fourth quarter of 2013.

Interest expense remained flat at $4.7 million in the first quarter of 2014 compared to the same period last year.

Net loss in the first quarter of 2014 was $7.4 million, or $0.32 per diluted share, including impairment and other lease charges of $0.6 million, or $0.02 per diluted share after tax. Net loss in the first quarter of 2013 was $5.2 million, or $0.23 per diluted share, including impairment and other lease charges, and EEOC litigation costs which in the aggregate were approximately $0.7 million in 2013, or $0.02 per diluted share, after tax.

The increased loss in the first quarter of 2014 was mostly due to a lower tax benefit caused by legislative delays in extending WOTC tax credits over the last three years. The effective tax benefit was 33.6% in the first quarter compared to 50.5% in the first quarter last year. The 2014 tax benefit includes no WOTC credits since these incentives have not yet been extended after expiring at the end of 2013. The first quarter of 2013 included a benefit for the 2013 WOTC tax credits, as well as $1.0 million for 2012 WOTC credits that were all recorded in the first quarter of 2013 due to extension delays in 2012.

2014 Guidance

The Company is providing the following guidance for 2014 which is unchanged except for capital expenditures:

▪	Total restaurant sales of $665 million to $680 million including a comparable restaurant sales increase of 1.5% to 3.5%;

▪	A commodity cost increase of 2.0% to 3.0%;

▪	General and administrative expenses of approximately $39 million to $41 million (excluding stock compensation costs);

▪	Adjusted EBITDA of $38 million to $42 million;

▪	An effective income tax benefit of 33% to 35% which could increase if the Work Opportunity Tax Credit is reinstated and extended;

▪
Capital expenditures are now expected to be approximately $42 million to $47 million (compared to $30 million to $35 million previously) including $30 million to $32 million for remodeling 105 to 115 restaurants and $4 million to $5 million for costs to scrape and rebuild three restaurants; and

▪	15 to 20 restaurant closures.
Accordino concluded, "Our recently completed public offering of common stock will enable us to accelerate our ongoing restaurant remodeling efforts while positioning us to execute on our long-term plan of expanding our ownership of Burger King restaurants. We now project remodeling 105 to 115 restaurants to Burger King's 20/20 restaurant image in 2014, up from 65 to 75 previously, with plans to have almost 60% of our existing restaurants updated to the new design by year-end. We also are evaluating expansion opportunities and expect to selectively acquire additional restaurants in 2014 and over time. We believe our track record of improving the operations and profitability of restaurants acquired in the past demonstrates our ability to further enhance shareholder value through expansion. Consistent with this strategy, on April 30, 2014 we completed the acquisition of four Burger King restaurants in Fort Wayne, Indiana following the exercise of the right of first refusal assigned to us by Burger King Corporation in 2012."
Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss first quarter 2014 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 877-941-2068 or for international callers by dialing 480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4680247. The replay will be available until Tuesday, May 13, 2014.Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab "Investor Relations”.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING®franchisee in the world with 560 restaurants as of March 30, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)
	Three Months Ended (a)
	March 30, 2014	March 31, 2013
Restaurant sales	$151,453	$156,139
Costs and expenses:
Cost of sales	43,349	48,631
Restaurant wages and related expenses	50,937	50,667
Restaurant rent expense	11,438	11,709
Other restaurant operating expenses	26,025	26,236
Advertising expense	6,543	7,094
General and administrative expenses (b)	10,267	9,078
Depreciation and amortization	8,758	8,063
Impairment and other lease charges	620	630
Other income	—	(185)
Total costs and expenses	157,937	161,923
Loss from operations	(6,484)	(5,784)
Interest expense	4,703	4,711
Loss before income taxes	(11,187)	(10,495)
Benefit for income taxes	(3,758)	(5,296)
Net loss	$(7,429)	$(5,199)

Basic and diluted net loss per share	$(0.32)	$(0.23)
Basic and diluted weighted average common shares outstanding (c)	23,152	22,869

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended March 30, 2014 and March 31, 2013 each included thirteen weeks.

(b)
General and administrative expenses include stock-based compensation expense of $296 and $301 for the three months ended March 30, 2014 and March 31, 2013, respectively. General and administrative expenses for the three months ended March 31, 2013 included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013.

(c)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	March 30, 2014	March 31, 2013
Restaurant Sales: (a)
Legacy restaurants	$83,912	$85,765
Acquired restaurants	67,541	70,374
Total restaurant sales	$151,453	$156,139
Change in Comparable Restaurant Sales (b)	(2.5)%	1.0%
Adjusted EBITDA (c)	3,190	3,295
Adjusted EBITDA margin (c)	2.1%	2.1%
Restaurant-Level EBITDA (c)	13,161	11,802
Restaurant-Level EBITDA margin (c)	8.7%	7.6%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	22,196	22,475
Acquired BKC restaurants	19,369	19,746
Expenses - Legacy Restaurants: (e)
Cost of sales	28.4%	29.6%
Restaurant wages and related expenses	33.3%	31.9%
Restaurant rent expense	6.7%	6.7%
Other restaurant operating expenses	16.4%	15.7%
Advertising expense	4.1%	4.3%
Expenses - Acquired BKC Restaurants: (e)
Cost of sales	28.8%	33.0%
Restaurant wages and related expenses	34.0%	33.1%
Restaurant rent expense	8.6%	8.5%
Other restaurant operating expenses	18.2%	18.1%
Advertising expense	4.6%	4.8%
Number of Restaurants:
Restaurants at beginning of period	564	572
New restaurants	1	—
Closed restaurants	(5)	(1)
Restaurants at end of period	560	571

	At 3/30/2014	At 12/29/2013
Long-term Debt (f)	$160,986	$160,536
Cash (including $20 million of restricted cash)	21,402	28,302

(a)
Acquired BKC restaurants represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired BKC restaurants.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to loss from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of total restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at March 30, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,750 of revolving credit borrowings under the Company's Senior Credit Facility, $1,200 of lease financing obligations and $8,036 of capital lease obligations. Long-term debt (including current portion) at December 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,200 of lease financing obligations and $9,336 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)
	Three Months Ended (a)
	March 30, 2014	March 31, 2013
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(7,429)	$(5,199)
Benefit for income taxes	(3,758)	(5,296)
Interest expense	4,703	4,711
Depreciation and amortization	8,758	8,063
EBITDA	2,274	2,279
Impairment and other lease charges	620	630
EEOC litigation and settlement costs	—	85
Stock compensation expense	296	301
Adjusted EBITDA	$3,190	$3,295

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$13,161	$11,802
Less:
General and administrative expenses	10,267	9,078
Depreciation and amortization	8,758	8,063
Impairment and other lease charges	620	630
Other income	—	(185)
Loss from operations	$(6,484)	$(5,784)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net loss from continuing operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, EEOC litigation and settlement costs and stock compensation expense. Restaurant-Level EBITDA represents loss from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges, and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income and expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and loss from operations.